Press Release
For Immediate Release
                                                     Contact: D. Linn Wiley
                                                              President and CEO
                                                              (909) 980-4030

                               Citizens Business Bank Acquires Western Security Bank

Ontario, California, July 2, 2002.  (NASDAQ:CVBF)  D. Linn Wiley, President and Chief Executive Officer of CVB
Financial Corp. and its principal subsidiary, Citizens Business Bank, reported today that their previously
announced acquisition of Western Security Bank, National Association, has been completed.   The $6,225,000 cash
transaction was consummated on June 28, 2002.

"We are delighted with this opportunity to expand into the San Fernando Valley.  The Burbank location is a complement to our existing franchise and our business and professional banking strategy," stated D. Linn Wiley.

Western Security was established in 1984.  At the close of business on June 28, 2002 Western Security Bank consolidated loans were $95.4 million, total deposits were $138.6 million and total assets were $146.1 million.
Ed Mylett will continue as the Senior Vice President and Business Financial Center Manager at 4100 West Alameda
Avenue in Burbank.  All the customer service employees will remain with Citizens Business Bank.

Citizens Business Bank now has 32 business financial centers located in 25 cities throughout Los Angeles, San
Bernardino, Riverside, Orange and Kern Counties.

Citizens Business Bank is one of the largest community banks in Southern California with $2.6 billion in total assets.  They specialize in providing the full scope of financial services to business and professional clientele including a Wealth Management Group with over $1.0 billion in assets under administration.  CVB Financial Corp.
is traded on the NASDAQ under the ticker symbol of CVBF.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the inability to integrate the operations of
Western Security Bank with Citizens Business Bank.  For a discussion of other factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial
Corp., including its Annual Report on Form 10-K for the year ended December 31, 2001, and particularly the discussion of risk factors within that document.

                                                        ###